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                                                                  Exhibit 4.2(a)

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     AMENDMENT NO. 1, dated as of December 8, 2006 (the "Amendment"), to the Rights Agreement dated as of December 11, 1996, as previously amended on November 15, 2004 (the "Rights Agreement"), between Belden CDT INC., a Delaware corporation formerly known as Cable Design Technologies Corporation (the "Company"), and Computershare Trust Company, N.A., successor to The First National Bank of Boston (the "Rights Agent").

                                   WITNESSETH

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement.

     NOW THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, the parties hereto agree as follows:

1.   The Rights Agreement and the exhibits thereto are amended as follows:

     (a)(i) The name of the Company is amended to be "Belden CDT Inc." in order to reflect the change of the Company's name, (ii) the name of the Rights Agent is amended to be "Computershare Trust Company, N.A.," which is the successor to The First National Bank of Boston, and (iii) references to the foregoing in the Rights Agreement and the exhibits thereto are correspondingly amended.

     (b) Section 1(o) is amended by deleting the text thereof and substituting the following in lieu thereof:

          (o) "Exempt Person" means (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, and (iv) any Person holding Common Stock for any such employee benefit plan or for employees of the Company or of any Subsidiary of the Company pursuant to the terms of any such employee benefit plan.

     (c) Section 1(p) is amended by deleting the text thereof and substituting the following in lieu thereof:

          (p) "Expiration Date" means the Close of Business on December 9, 2016.

     (d) Section 1(q) is amended by deleting the text thereof and substituting the word "Reserved" in lieu thereof.

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     (e) Section 1(r) is amended by deleting the text thereof and substituting the following in lieu thereof:

          (r) "NASDAQ" means the NASDAQ Global Select Market.

     (f) Section 1(t) is amended by deleting the text thereof and substituting the following in lieu thereof:

          (t) "Preferred Stock" means the Company's Junior Participating Preferred Stock, Series A, par value $0.01 per share, having the rights and preferences set forth in the Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, attached hereto as Exhibit A.

     (g) Section 1(v) is amended by deleting the text thereof and substituting the following in lieu thereof:

          (v) "Purchase Price" with respect to each Right is initially being reestablished at $150.00 per one one-thousandth of a share of Preferred Stock, shall be subject to adjustment from time to time as provided in Sections 11 and 13, and shall be payable in lawful money of the United States of America in cash or by certified check or bank draft payable to the order of the Company.

     (h) Section 25 is amended by deleting the text thereof and substituting the following in lieu thereof:

          SECTION 25. NOTICES. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                         Belden CDT Inc.
                         7701 Forsyth Boulevard, Suite 800
                         St. Louis, Missouri 63105
                         Attention: General Counsel

     Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                         Computershare Trust Company, N.A.
                         250 Royall Street
                         Canton, Massachusetts 02021
                         Attention: Client Administration


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     Notices or demands authorized by this Agreement to be given or made by the
     Company or the Rights Agent to the holder of any Rights Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company (or, if no Rights Certificates have been issued, if sent by first-class mail, postage prepaid, addressed to each holder of a certificate representing shares of Common Stock at the address of such holder as shown on the Company's Common Stock registry books).

     (i) Section 11 is amended by inserting the following as a new second sentence thereof:

     Notwithstanding the foregoing, no adjustments to the Purchase Price pursuant to this Section 11 shall be made for the occurrence of any event which occurred prior to November 30, 2006, that otherwise would have required an adjustment to the Purchase Price pursuant to this Section 11.

     (j) Section 20 is amended by inserting the following at the end thereof:

          (k) Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

     (k) Section 21 is amended by inserting the following sentence after the first sentence thereof:

     In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.

     (l) The contents of Section 28 shall be renumbered as Subsection (a) and a new Subsection (b) is inserted in Section 28 that reads as follows:

          (b) It is understood that the TIDE Committee (as defined below) of the Board of Directors shall review and evaluate this Agreement in order to consider whether the maintenance of this Agreement continues to be in the interests of the Company, its shareholders and any other relevant constituencies of the Company, at least every three years, or sooner if any Person shall have made a proposal to the Company, or taken any other action, that, if effective, could cause such Person to become an Acquiring Person hereunder, if a majority of the members of the TIDE Committee shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances. Following each such review, the TIDE Committee will communicate its conclusions to the full Board of Directors, including any recommendation in light thereof as to whether


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     this Agreement should be modified or the Rights should be redeemed. "TIDE
     Committee" shall mean the Nominating and Corporate Governance Committee of the Board of Directors of the Company or such other committee appointed by the Board of Directors of the Company to fulfill the foregoing duties and in either event shall be comprised of members of the Board of Directors who are independent under the listing standards of Nasdaq, or any other national securities exchange on which the Common Stock is listed, and who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person, or of any such Affiliate or Associate; provided, however, that a Person is nominated for election as a director by an Acquiring Person or any such Affiliate, Associate or representative, or the fact that an Acquiring Person or any such Affiliate, Associate or representative votes in favor of the election of a Person as a director, shall not, in and of itself, disqualify a Person from being independent provided that such Person does not have any agreement or understanding with such Acquiring Person, Affiliate, Associate or representative with respect to how such Person will vote on any future transaction.

     (m) Exhibits B and C to the Rights Agreement is amended as follows:

          (i) All references to the date "December 11, 2006" are deleted and replaced with the date "December 9, 2016."

          (ii) All references to the Purchase Price of "$150 " are deleted and replaced with a reestablished Purchase Price of "$150."

2. Except as amended hereby, the Rights Agreement shall remain in full force and effect.

3. This Amendment shall be governed by Sections 29 through 33 of the Rights Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

                                        BELDEN CDT INC.


                                        By: /s/ Kevin Bloomfield
                                            ------------------------------------
                                        Name: Kevin Bloomfield
                                        Title: Vice President, Secretary and
                                        General Counsel


                                        COMPUTERSHARE TRUST COMPANY, N.A.


                                        By: /s/ Carol Mulvey-Eori
                                            ------------------------------------
                                        Name: Carol Mulvey-Eori
                                        Title: Managing Director


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